Exhibit 10.14

Confidential information redacted and filed separately with the Commission.

Omitted portions are indicated by [*]

PRODUCT SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is entered into with the intent that it commence and become effective as of January 1, 2009 (the “Commencement Date”), between Sealy Mattress Company (“Sealy”), an Ohio corporation with offices at One Office Parkway Trinity, North Carolina 27370, and Mattress Firm, Inc., a Delaware corporation (formerly known as MMA Company, Inc.) (“Retailer”) with offices at 5815 Gulf Freeway Houston, Texas 77023.

WHEREAS, the parties acknowledge the existing supply agreement dated October 18, 2002, with various amendments over the past six years, subject to a base term expiration on May 1, 2009 and approximately three (3) additional years of obligations between the parties (the “2003 Supply Agreement”);

WHEREAS, the parties wish to terminate the 2003 Supply Agreement and any prior agreements with Elite Management Team, Inc. to the extent such agreements are still in existence (“All Prior Agreements”) and enter into a new supply agreement with new terms and conditions;

WHEREAS, Sealy and Retailer are mutually willing to terminate All Prior Agreements, pursuant to which the Retailer shall be fully released from all obligations under the 2003 Supply Agreement and enter into a new supply agreement with terms and conditions that are mutually beneficial to both parties (hereinafter, “Supply Agreement” or “Agreement”); and

WHEREAS, Sealy desires to continue to sell to Retailer and Retailer desires to purchase from Sealy on the terms and conditions provided herein mattress and foundation products utilizing the brand names of Sealy® and Sealy Posturepedic® (collectively, “Sealy Products”);

NOW THEREFORE, Sealy and Retailer hereby agree as follows:

1.      TIMING

As of the close of business on December 31, 2008, the 2003 Supply Agreement and all Prior Agreements are terminated. This Agreement will thereafter commence as of January 1, 2009 and shall continue for five (5) years from the Commencement Date. As used herein, a “Contract Year” shall refer to the year period from January 1 to December 31 during this term. This Agreement will remain in effect through December 31, 2013. Notwithstanding the foregoing either party can terminate this Agreement for a material breach as provided in Section 18 below.

2.      AGGREGATE AND ANNUAL VOLUME TARGETS/VOLUME REBATE

Aggregate Volume Target

The parties agree that Retailer must attain total aggregate purchases from Sealy over the life of the Agreement of $[*] in Net Purchases (“Net Purchases” shall be defined as Retailer’s purchases of Tier 1 and Tier 2 (defined below), minus cash discounts and returns allowances. All targets and payments referred to within this Agreement shall be based on Net Purchases). The parties further agree that to the extent that the minimum target is not met by the Termination Date of the Agreement, that this Agreement and all of its terms and conditions will continue in full force and effect until the Aggregate Volume Target is met. In the event Sealy materially breaches this Agreement, Retailer is relieved of its Aggregate Volume Target and Net Purchase obligations under this Agreement.

Confidential Information Redacted

Annual Volume Targets and Volume Rebates

The parties also agree on a yearly basis that if Retailer meets certain annual sales targets (“VR Targets”) as set out below in Table 1 for years one through five of this Agreement, Sealy will pay a quarterly rebate as set out below in Table 2:

Table 1:

Year 1		Year 2		Year 3		Year 4		Year 5		Total
$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]

Table 2:

Tier Products	Brand and Product	Percent Volume
Tier 2	[*]	[*] %
[*] %
Tier 1	[*]	[*] %
Tier 0	[*]	NO REBATE

The parties agree that no rebate will be earned or paid on floor samples or promotional level beds, which means that the purchase of floor samples or promotional beds will not count towards the annual volume targets set out above and also means that the rebate earned will not be paid for purchases of those products. The parties also agree that in the event more than [*] stores are opened during any year during the Term of this Agreement (whether organically or by acquisition), the VR Targets in Table 1 shall be automatically re-set so that the subsequent years’ VR Targets are in line with the new aggregate number of stores. Beginning with the opening of the first store above [*] during any year, all additional stores opened above will adjust all subsequent years’ sales targets based on the following “ramp-up” schedule:

For Year 2	For Year 3 (if applicable)	For Year 4 & 5 (if applicable)
[*] % of store average volume requirement for prior year	[*] % of store average volume requirement for prior year	[*] % of store average volume requirement for prior year

For illustration purposes only, assuming, as of December 31 in Year 1, Retailer had a total of $[*] in Tier 1 and Tier 2 purchases at a total of [*] stores, of which [*] were new stores opened in Year 1, the following calculations would result, based on the above “ramp up” schedule and the prior paragraph:

Retailer’s total purchases for Tier 1 and Tier 2 in Year 1 ($[*]) would be divided by [*] to arrive at an average store volume $[*]. As a result, [*]% of that average ($[*]) would be applied to each store over [*] so that the Year 2 VR Target would be increased by $[*], the Year 3 VR Target would be increased by $[*] and the Year 4 and Year 5 VR Target would be increased by $[*].

Confidential Information Redacted

The following table provides the calculation and payment of the volume rebate on an annual basis based upon various potential percentages of the Target Volume attained by Retailer:

[*]

3.             QUARTERLY PAYMENT OF ANNUAL VOLUME REBATE

The parties agree that Sealy will pay, within 30 days after the end of each quarter (i.e. March 30, June 30, Sept. 30, Dec. 31st), the annual volume rebate on a quarterly basis (adjusted for seasonality as described below) under the following terms:

a.             If Retailer is within [*]% of its VR Target through combined purchases of Tier 1 and Tier 2 products, as adjusted for seasonality for each quarter, Sealy shall pay [*] the volume rebate payment due.(referred to as “VR Quarterly Target”). For purposes of adjusting for seasonality for each quarter, the following percentages per quarter shall be used: Q1 ([*]%), Q2 ([*]%), Q3 ([*]%), Q4 ([*]%).

b.             If the Retailer is more than [*]% below the VR Quarterly Target through combined purchases of Tier 1 and Tier 2, no volume rebate payment will be made that quarter, but the opportunity to earn a volume rebate for any other quarter or to make up the difference and meet the VR Target for the year and receive the volume rebate shall be as set forth in § 3.d, below.

c.             [*]

d.             At the end of each year, within thirty days, Sealy will close the contract year, true up or down the amount due to Retailer for Tier 1 and Tier 2 products and report that amount to retailer in writing. If Sealy fails to provide that report in that time period, Retailer may provide Sealy with notice of the default and 30 days to cure by providing the report. Retailer may, but is not required, to provide Sealy with Retailer’s own calculations and request for additional volume rebate payment. If Sealy does not provide its own calculation within 30 days, it will be deemed to have agreed to Retailer’s calculation and will pay according to the remainder of this paragraph and paragraph (e). If there is a dispute concerning the proper calculation, Sealy or Retailer will pay that part of the amount Sealy and Retailer agree is owed and leave the remainder to be resolved under the Settlement provision below.

If Sealy owes money to Retailer, Sealy will provide the credit memo for that amount with the calculation within thirty (30) days after the end of the Contract Year (“Contract Year Close”). If Retailer owes money to Sealy for the quarter, Retailer will pay Sealy the overpaid amount within thirty (30) days after the Contract Year Close.

Confidential Information Redacted

e.             If the Retailer is above the Volume Rebate Target in either category, the “bonus” amount would be paid as part of the true-up within thirty days after the Contract Year Close.

4.             SEALY SKU’s ON THE FLOOR

At all times during the term of this Agreement, the Retailer shall carry a minimum of [*] Sealy Posturepedic Products and [*] Sealy Promotional SKUs across all stores, with a minimum of [*] SKUs equitably displayed in [*] and the balance in the value racks (in any size), but the parties agree to mutually agree to reasonable accommodations for smaller sized floors or substantive merchandising shifts that may occur during the term of this Agreement. While Retailer may carry additional Sealy promotional SKUs, purchases of those products will not count toward volume rebate targets nor will they earn volume rebates from Sealy, however such purchases will earn subsidies or trade payments from Sealy in line with Section 5 of this Agreement.

5.             CO-OP ADVERTISING, PROMO, REBATES AND SUBSIDIES

During the term of this Agreement, Sealy shall, on a monthly basis accrue total trade cooperative advertising support funds for Retailer (“Co-op Funds”) in an amount equal to [*] percent ([*]%) of Net Purchases (“Net Purchases” shall mean purchases less cash discounts and returns allowances) of Sealy Premium Products (defined currently as Sealy Posturepedic products) by Retailer during the preceding month and [*] percent ([*]%) of Net Purchases of the Sealy Promotional Products which otherwise do not count toward the volume targets for rebates or SKU count minimums. These Co-op Funds will be held by Sealy in trust for Retailer.

The Co-op Funds will be credited monthly to Retailer’s account with Sealy within 10 days of month-end close. Retailer will apply earned credits on a dollar-for-dollar basis against the amount due on invoices paid in the month subsequent to when the prior month’s credit is provided. In the event that payment of all accounts is not made in a timely manner by Retailer or all accounts with Sealy are not current, the trade support funds attributable to any outstanding invoice that has not been paid within its prescribed payment terms will accrue, but will not be credited, until such time as payment of such invoice has been made. Sealy will have the right of set-off of unpaid but earned Co-op Funds if Retailer fails to pay its trade receivables in a timely manner.

Retailer agrees to comply with all of the terms and conditions of all Sealy and Specialty advertising and brand image policies as well as dealer agreements, including the obligation of Sealy to only finance [*] Sealy advertising expenditure (Sealy only reimburses [*] of compliant advertising costs). Other than the trade support provided above (which must be used for Sealy brand advertising in accordance with Sealy Advertising Guidelines, which may be revised and modified from time-to-time), there will be no other promotional, subsidies, incentives, volume or other rebates on purchases under this Agreement or during the term of this Agreement. Retailer understands that it must earn Co-op Funds by advertising within the terms of Sealy’s advertising and brand image guidelines in order to earn and be paid Co-op Funds and will maintain records for Sealy’s reasonable review to ensure compliance with the terms of the advertising guidelines.

Confidential Information Redacted

6.             ADVERTISING [*] FUNDING

Sealy also agrees to provide on the Net Purchases of Premium and Promotional Products by Retailer a [*] percent ([*]%) [*] and [*] on a monthly basis also held in trust for the Retailer. Retailer and Sealy will mutually agree to the use of these over and above funds on a quarter by quarter basis.

7.             FLOOR SAMPLES

During the term of this Agreement, Sealy shall provide to Retailer a [*] percent ([*]%) discount on initial floor sample orders whenever a different product is placed on the sales floor and initial floor samples purchased for new stores. Floor samples shall not be replaced more than [*] at such discount. Floor samples shall not earn returns allowance, returns credits (actual returns over allowance) and volume rebates, nor shall they count towards the minimum volume requirement set out in Section 2. All other floor samples shall be supplied at Retailer’s regular wholesale prices. Co-operative advertising will not be earned on floor sample discounted orders.

8.             NEW STORE SUPPORT

During the term of this Agreement, the parties expect that Retailer will open new stores each year (incremental rather than replacing old stores or moving old stores, within a [*], to new locations and the parties agree that incremental shall mean more than the existing [*] stores, so that Sealy will only [*] New Store Support for each new store above the current [*] stores). During the term of this Agreement, Sealy shall [*] Retailer $[*] for each new mattress store (not including leased departments or franchisee stores) opened by Retailer during the term of this Agreement. [*]. The parties agree that Sealy will not pay new store funds for acquisitions of existing Sealy retailers that have at least [*] on the floor of Sealy, Inc. product.

The new store credit will be issued by Sealy within thirty (30) days of Retailer providing proof of the new store opening and payments shall be for net incremental stores only. All store opening funds are earned [*] and if the store closes prior to [*] or if Retailer is not operating as a Sealy retailer under substantially the same terms as provided in this Agreement for the [*], then Retailer shall return [*] portion of the unearned funds (i.e. the new store closes or Retailer no longer operates as a Sealy dealer after [*], Retailer will owe [*] of the amount paid for the new store).

Confidential Information Redacted

[*]

10.            PAYMENT TERMS

Except as otherwise specifically provided for herein, payment terms for payments from Retailer to Sealy under this Agreement shall be [*] percent ([*]%) percent [*] days for cash payments, net [*] days. In the event that a Sealy Plant Manager and Mattress Firm corporate representative requests that orders for key holidays be shipped to Retailer more than [*] prior to the holiday event, then the payments terms for such purchases shall be extended by the period requested in excess of the normal [*] holiday order period. Holidays under this section are [*].

11.            RETURNS

Each month, Sealy shall provide a credit to Retailer in an amount equal to[*] percent ([*]%) of Retailer’s purchases of Sealy Products from Sealy during such month (the “Return Credit”), which credit shall be the limit of Sealy’s responsibility for defective or returned products. The Return Credit will be issued at the same time as co-op credits at month-end. Sealy shall not pickup or take back any defective or returned products. Retailer will have the right to reject Factory Defective product or misdeliveries at the point of receipt (either direct offloading, from dropped trailers, or errors in manufacture such as wrong label upon delivery, improper manufacturing of floor samples) and those returns will not count toward the [*]% Return Credit discount. Moreover, serial failures and company recalls (e.g. Odor, Tick Yellowing) will be excluded from the [*]% Return Credit and accepted for return. In the event that there is a dispute as to whether a certain problem or product or set of products should be excluded from the [*]% Return Credit, the parties will meet and discuss and if they cannot resolve, they will agree to an expedited arbitration of the dispute and agree to abide by an independent determination by the chosen arbitrator, per the Settlement provision below. It shall be understood that Sealy will take back the Sealy Posturepedic True Form returns for a credit. Floor samples that are determined to be in less than “showroom” condition, by Sealy and MFI management, will be returned for full credit within 60 days of date of display.

Confidential Information Redacted

12.            DELIVERY

Sealy shall place the Retailer’s stores on [*] delivery status, but only to the extent Retailer complies with Sealy’s “order by time” that is determined by Sealy plants to facilitate [*] delivery. Sealy and Retailer shall jointly determine reasonable delivery schedules for Retailer’s other stores. The parties agree that to the extent new markets are opened or to the extent Sealy substantively restructures its operations or reduces the number of manufacturing plants, the parties will mutually agree upon a delivery schedule in line with the location of Retailer’s warehouse/distribution center and Sealy’s closest plants. Sealy will not charge extra for delivery as long as Retailer orders a minimum of [*] pieces per delivery.

13.            DEALER AGREEMENTS AND ELITE AGREEMENT

Retailer and Sealy each acknowledge that Sealy and Retailer have entered into and remain bound by multiple dealer agreements (“Dealer Agreement”) with Sealy. Those Dealer Agreements and Sealy’s Standard Terms and Conditions of Sale shall remain in force and valid after the execution of this Agreement. Retailer agrees that to the extent that the terms in the following documents are in conflict that the order of precedence shall be: (i) this Agreement, (ii) Dealer Agreement, (iii) Sealy’s Standard Terms and Conditions of Sale, and (iv) terms on any issued purchase order. The parties agree that the termination of one or more of the Dealer Agreements shall not by itself be grounds for termination of this Agreement. The parties further agree that during the term of this Agreement that neither party shall terminate a Dealer Agreement between them without cause. Cause to terminate a dealer agreement shall include: (i) a material breach of any Sealy Dealer Agreement which breach continues after having been given thirty (30) days written notice to cure; (ii) failure to support Sealy’s brand image policies as required by a Dealer Agreement, for which a notice and an opportunity to cure need not be given; (iii) a party filing a petition for reorganization under the federal Bankruptcy Act; (iv) a party being adjudicated to be bankrupt; (v) appointment of a receiver for a party’s business; (vi) a party making a general assignment for the benefit of such party’s creditors; and (vii) the filing of an involuntary bankruptcy petition against a party and such petition has not been discharged within sixty (60) calendar days of it being brought.

The Parties agree that the termination of Prior Agreements includes the supply agreement entered into between Sealy and Elite Management Team, Inc. in 2003 as amended, to the extent it is or has remained in effect, and that all parties are released from their obligations thereunder.

14.            CONFIDENTIALITY

Each party to this Agreement acknowledges that this program and its terms are confidential information, which if disclosed to third parties could cause harm to the parties. Each party agrees to exercise reasonable commercial efforts to maintain the confidentiality of the Agreement, the program and terms under this Agreement, as well as the confidential information which such party receives or learns about the other parties hereto as part of this transaction and the relationship established thereby. This obligation of confidentiality shall apply to each party as well as its employees, officers, directors, agents, partners, and shareholders. Each party shall limit access to such confidential information to its employees, officers, directors, agents, attorneys, accountants, financial advisors, partners and shareholders with reasonable need to know such information and each party shall be responsible for any unauthorized use or disclosure of that information by such individuals. None of the parties to this Agreement shall disclose this

Confidential Information Redacted

confidential information to any other third entity without the prior express written consent of the other parties hereto or unless required to do so by law. Upon termination of this Agreement, for any reason, Retailer shall return to Sealy all written documents and computer discs (magnetic or otherwise) containing any confidential information, including but not limited to, all manuals, bulletins, memoranda, correspondence and computer data (whether stored on disc or otherwise).

15.            TRADEMARKS

Except as expressly granted hereunder or under any other agreement between the parties hereto, Retailer and Sealy mutually acknowledge and agree that neither of them has any right or interest in or to any trademarks or trade names or other intellectual property owned or used by the other (“Trademarks and IP”) and, in connection with sales of Sealy Products. Retailer and Sealy mutually agree that they shall only use the Trademarks and IP in strict accordance with their respective policies as may be amended by the owner of the Trademarks and IP from time to time. Retailer and Sealy also mutually agree that they shall not at any time alter any Trademarks or IP of the other or use Trademarks or IP of the other for any purpose other that the promotion, advertising and sale of Sealy Products to the public.

16.            AMENDMENT

This Agreement may only be amended or modified by written agreement signed by both parties.

17.            SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement except that the VR Target and Co-op Funds are a material inducement for Retailer to enter this Agreement and the invalidation of those terms shall terminate this Agreement unless otherwise consented to in writing by the parties.

18.            BREACH, NOTICE, CURE AND REMEDY

(a)     Breach by Sealy. If Sealy materially breaches or defaults on the terms of this Agreement, Retailer shall notify Sealy of the breach with adequate specificity so that Sealy may address and cure the breach(es) or default(s). If Sealy cannot or does not cure the default within thirty (30) days of receiving notice from Retailer, unless the cure requires more than 30 days and Sealy completes the cure with due diligence, then Retailer may terminate this Agreement and demand all sums currently due it to be immediately payable. Any trade payables or other amounts due will be due as specified within their terms.

(b)     Breach by Retailer. If Retailer materially breaches or defaults on the terms of this Agreement, Sealy shall notify Retailer of the breach with adequate specificity so that Retailer may address and cure the breach(es) or default(s). If Retailer cannot or does not cure the default within thirty (30) days of receiving notice from Sealy, unless the cure requires more than 30 days and Retailer completes the cure with due diligence, then Sealy may terminate this Agreement and demand all sums currently due to it

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immediately payable, including any outstanding accounts receivable Sealy has with Retailer as well as any damages suffered as a result of the breach.

(c)   Costs and Fees Associated with Breach or Default. The prevailing party in any action between the parties to enforce this Agreement shall be entitled to recover from the other party its costs, expenses and attorneys*’ fees in enforcing its rights under this Agreement.

19.            SETTLEMENT

In the event of any dispute between the parties relating to this Agreement, the parties agree to have a meeting between representatives of each party to the dispute with authority to settle the dispute and make a good faith effort to resolve their differences prior to instituting any proceeding for the resolution of the dispute. In the event that the parties are unable to reach an agreement between themselves to resolve the dispute, the parties agree to submit the issue to mediation under the Commercial Mediation rules of the American Arbitration Association in Charlotte, North Carolina.

20.            NONASSIGNABILITY

Except as expressly provided for or contemplated in this Agreement, neither party may assign, transfer or subcontract any of the rights or obligations arising under this Agreement (except, with respect to Sealy, any assignment to an affiliate or subsidiary of Sealy then supplying Sealy Products) other than to a successor to all or substantially all of its business by reason of merger or sale of assets or reorganization (under which all of the express and implied rights and obligations are expressly accepted by the successor party in writing) without the prior written consent of the other party, and any attempted assignment without such consent shall be void and without effect.

21.            WAIVER

No waiver of any term or condition of this Agreement shall be effective or binding unless such waiver is in writing and is signed by the waiving party, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both parties. Waiver by any party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed a subsequent waiver of the same term, provision or condition.

22.       NOTICES

In case of any material breach of this Agreement by any party hereto, the breaching party shall be given notice of the breach and be given thirty (30) days to cure such breach, except in the case of a failure to make a payment when due for which only five (5) days notice shall be required. If the breaching party fails to cure the breach within such notice period then the non-breaching party may within six months of the expiration of such notice period if the breaching party as not then cured such breach, give notice of the termination of this Agreement.

Confidential Information Redacted

All notices and other communications under this Agreement must be delivered in writing and shall be deemed to have been given when (i) delivered by hand or (ii) one (1) day after deposit thereof for overnight delivery with a nationally recognized overnight delivery service (receipt requested) to the appropriate address as set forth below (or to such other address as a party may designate by notice to the other parties):

Retailer:	Mattress Firm
5815 Gulf Freeway
Houston, Texas 77023
Attention: President

Sealy:	Sealy Mattress Company
One Office Parkway Trinity,
North Carolina 27261
Attention: President

23.          FORCE MAJEURE

Other than with respect to the payment of monies, if the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of a cause beyond reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so effected shall, on giving written notice to the other party, be excused from such performance to the extent of and for the period of such prevention, restriction, interference or delay, provided that the effected party shall use commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue to perform with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall cooperate in good faith in order to determine any modification to the terms of this Agreement that may be required in order to arrive and an equitable solution.

IN WITNESS WHEREOF, each of the parties hereto have caused this Supply Agreement to be duly executed by a properly authorized individual with full authority to execute this Supply Agreement on their behalf as of the date first written above.

SEALY MATTRESS COMPANY

By:	/s/ Larry Rogers
Chief Executive Officer

MATTRESS FIRM
(“Retailer”)

By:	/s/ Gary Fazio
Chief Executive Officer

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